                                                                       EXHIBIT 5

                                                                   July 28, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: R. R. Donnelley & Sons Company
           Registration Statement on Form S-8

Gentlemen:

  I am Senior Vice President and General Counsel of R. R. Donnelley & Sons Company (the "Company"). In that connection, I am familiar with the filing of a Registration Statement on Form S-8 (the "Registration Statement") relating to 7,500,000 shares of common stock, par value $1.25 per share, of the Company and preferred stock purchase rights relating to such shares of common stock to be offered to participants in the Company's 1995 Stock Incentive Plan (the "Plan"). The terms of the preferred stock purchase rights are set forth in the Rights Agreement dated July 24, 1986, as amended (the "Rights Agreement"), between the Company and Morgan Shareholder Services Trust Company, as Rights Agent.

  I am also familiar with the Certificate of Incorporation and the By-Laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement.

  In this connection, I have examined or caused to be examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company and others as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein which were not independently established or verified by me, I have relied upon statements and representations of certain officers and other representatives of the Company and others.

  Based upon the foregoing, I am of the opinion that:

    1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

    2. If the Company's Board of Directors or a duly authorized committee thereof authorizes the issuance of authorized and unissued shares of common stock for the consideration (but not less than the par value) provided in the Plan, such shares will, when certificates representing such shares shall have been duly executed, countersigned and registered and duly delivered against the receipt by the Company of the consideration provided in the Plan, be legally issued, fully paid and non-assessable.

    3. If the Company legally and validly reacquires its issued and outstanding shares of common stock and thereafter, pursuant to the authorization by the Board of Directors or a duly authorized committee thereof, resells such issued but not outstanding shares for the consideration provided in the Plan, such shares will, upon delivery against receipt by the Company of the consideration provided in the Plan, be legally issued, fully paid and non-assessable.

    4. The preferred stock purchase rights associated with the shares of common stock referred to in paragraph 2 will be legally issued when (i) such rights have been duly issued in accordance with the terms of the Rights Agreement and (ii) such shares have been duly issued and paid for as set forth in paragraph 2.

    5. The preferred stock purchase rights associated with the shares of common stock referred to in paragraph 3 are legally issued.

  I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to the application of the securities or blue sky laws of the various states to the sale of shares of common stock.

  This opinion is limited to the General Corporation Law of the State of Delaware.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Sincerely,

                                          Thomas J. Quarles